FIRST AMENDMENT TO LEASE AGREEMENT

This FIRST AMENDMENT TO LEASE AGREEMENT (“Amendment”) is effective as of April 5, 2021 (“Amendment Effective Date”), by and between WATERIDGE PROPERTY OWNER, LP, a Delaware limited partnership (“Landlord”), and ANAPTYSBIO, INC., a Delaware corporation (“Tenant”), with reference to the facts set forth in the Recitals below.

RECITALS

A.Landlord and Tenant are parties to that certain Lease Agreement dated May 4, 2020 (“Lease”), for certain Premises consisting of approximately 45,057 rentable square feet, commonly referred to as Suite 210 (sometimes referred to as Suite 2B) of the Building located at 10770 Wateridge Circle, San Diego, California 92121, as more specifically described in the Lease. Except as otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Lease.

B.Landlord and Tenant have agreed to make certain modifications to the Lease as more fully provided below in this Amendment.

AMENDMENT

NOW, THEREFORE, in consideration of the Recitals above, the mutual covenants and conditions below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.Premises. As of the Amendment Effective Date, the “Outline of Premises” attached to the Lease as Exhibit “A-I” is hereby deleted in its entirety and replaced with the outline attached to this Amendment as Exhibit “A-I” (where the Premises is identified as Suite 2B). As shown in such Outline of Premises, the portions of the Building listed below have been either added to or excluded from the Premises, as set forth below; provided, however, that the parties have agreed that the rentable square footage of the Premises (and, accordingly, the rent payable under the Lease) shall not change as a result of such additions and exclusions.

a.Elevator. The elevator serving the Premises (shown on the Outline of Premises as “ELEV B”), including the portion thereof which is located on the ground floor of the Building (collectively, “Elevator B”), shall be deemed to be part of the Premises for all purposes under the Lease, except that Landlord shall maintain the service contract for Elevator B, the costs of which shall be included in Operating Expenses. Any required repairs to Elevator B shall be completed by Landlord’s contractor and the cost thereof shall be reimbursed by Tenant (outside of Operating Expenses) within ten (10) business days after Landlord’s written request.

b.Stairwell. The east stairwell, including the portion thereof which is located on the ground floor of the Building, shall be deemed to be part of the Premises for all purposes under the Lease, except that Landlord shall provide janitorial services to such stairwell, the costs of which shall be included in Operating Expenses. Any required repairs to such stairwell shall be completed by Landlord’s contractor and the cost thereof shall be reimbursed by Tenant (outside of Operating Expenses) within ten (10) business days after Landlord’s written request.

c.IDF. The intermediate distribution frame located on the second floor of the Building, adjacent to Elevator B (“Second Floor IDF”), shall be excluded from the Premises. Landlord shall have the right to enter the Premises during Tenant’s normal business hours upon at least 24 hours’ prior verbal or written notice to Tenant (except in the event of an emergency) in order to access the Second Floor IDF for maintenance, repairs and all other purposes as deemed reasonably necessary or desirable by Landlord, and Tenant shall have no access to or rights to use the Second Floor IDF.

d.Janitor’s Closet. The janitor’s closet located within the Premises contains a water heater and related piping and equipment which serves other portions of the Building (collectively, “Common Water Heater”). Accordingly, the Common Water Heater shall be excluded from the Premises. Landlord shall have the right to enter the Premises during Tenant’s normal business hours upon at least 24 hours’ prior verbal or written notice to Tenant (except in the event of an emergency) in order to access the Common Water Heater for maintenance, repairs and all other purposes as deemed reasonably necessary or desirable by Landlord, and Tenant shall have no access to or rights to use the Common Water Heater.

2.Defined Terms. Unless otherwise specifically defined in this Amendment, terms with initial capital letters in this Amendment shall have the same meaning as such terms have in the Lease.

3.No Construction Against Party Drafting Amendment. Landlord and Tenant acknowledge and agree that each of them, and their respective professional advisors, have reviewed this Amendment and that the provisions of this Amendment shall not be construed against either party. The rule of construction that ambiguities are to be construed against the party drafting the agreement shall not apply to the interpretation of this Amendment and is waived.

4.Counterpart Execution. This Amendment may be executed in multiple counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall constitute one instrument.

5.Continued Effect. Except as specifically modified by this Amendment, all of the terms, conditions and provisions of the Lease shall remain in full force and effect.

[signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Amendment on the dates below to be effective as of the Amendment Effective Date.

LANDLORD:	WATERIDGE PROPERTY OWNER, LP,
a Delaware limited partnership
By: HSRE-BPI I GP, LLC a Delaware limited liability company, its general partner By: /s/ Steven Bollert Name: Steven Bollert Its: Authorized Signatory Date: May 11, 2021
TENANT:	ANAPTYSBIO, INC a Delaware corporation
By: /s/ Eric Loumeau Name: Eric Loumeau Its: Chief Operating Officer Date: May 6, 2021

EXHIBIT “A-I” OUTLINE OF PREMISES

1208202/56335209v.2